Exhibit 2
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                                            May 10, 2000


ISO Investment Holdings, Inc.
300 Delaware Avenue, Suite 537
Wilmington, Delaware 19801
Attention: Patricia Ganzel

              Re: Voting

Gentlemen:

              We refer to the Stock Purchase Agreement by and between NAM Corporation, a Delaware corporation (the "Company"), ISO Investment Holdings, Inc., a Delaware corporation (the "Purchaser"), and Insurance Services Office, Inc. dated as of the date hereof (the "Stock Purchase Agreement").

              The parties hereto acknowledge and agree to vote their shares of common stock of the Company in favor of Purchaser's designee to be included as part of the slate of nominees recommended by the directors of the Company for election at each annual meeting of stockholders of the Company at which directors of the Company are elected, and at any other time at which stockholders of the Company shall have the right to, or shall, vote for directors of the Company, for as long as the Purchaser has the right to designate such nominee pursuant to Section 3 of the Stock Purchase Agreement.


                                        ------------------------------------
                                        Roy Israel, Shareholder


                                        ------------------------------------
                                        Carla Israel, Shareholder


                                        ------------------------------------
                                        Cynthia Sanders, Shareholder